Exhibit 10.25

Dated November 27, 2006

BBA Holding Deutschland GmbH

and

Westinghouse Air Brake Technologies Corporation

SHARE PURCHASE AGREEMENT

relating to BECORIT GmbH

Mainzer Landstraße 16

60325 Frankfurt am Main

Postfach 17 01 11

60075 Frankfurt am Main

Telephone (49-69) 71003-0

Facsimile (49-69) 71003-333

Ref

Table of Content

1	Interpretation	1

1.1	Definitions	1

1.2	Schedules etc.	1

1.3	Headings	1

1.4	German Terms	2

1.5	Interpretation	2

2	Sale and Assignment of the Shares	2

2.1	Sale of the Shares	2

2.2	Assignment of the Shares	2

3	Purchase Price	2

3.1	Purchase Price	2

3.2	Purchase Price Estimates	2

3.3	Due Date for Payment	3

3.4	Value Added Tax	3

3.5	Adjustment of the Purchase Price	3

3.6	No Netting against Purchase Price	3

4	Conditions to Closing	4

4.1	Merger Control Matters	4

4.2	Closing Deliveries	4

4.3	MAC Clause	5

5	Period until the Closing Date	6

5.1	Change of Business Year and Termination of Profit Transfer Agreement	6

5.2	Permitted Transactions	6

5.3	UK Pension and Employee Matters	7

i

5.4	Access	7

6	Closing Statements	7

6.1	Form and Content	7

6.2	Accounting Policies	7

6.3	Preparation of the Closing Statements	8

6.4	Co operation	9

6.5	Finalisation	9

7	Seller’s Guarantees	9

7.1	Seller’s Capacity	9

7.2	Legal Situation of the Company	9

7.3	Legal Situation of the Shares	10

7.4	Annual Accounts	10

7.5	Assets	11

7.6	Real Estate	11

7.7	Intellectual Property Rights and Proprietary Information	11

7.8	Permits	12

7.9	Employees	12

7.10	Litigation	13

7.11	Environmental	13

7.12	Product Liability	14

7.13	Contracts	14

7.14	Data Room Disclosure	14

8	Purchaser’s Guarantees	15

8.1	Purchaser’s Capacity	15

8.2	No Insolvency	15

8.3	Consequences of a Breach	15

9	Legal Consequences	15

9.1	Exhaustive Provisions	15

9.2	Seller’s Knowledge	15

9.3	Seller’s Liability	16

9.4	Disclosure	17

9.5	Limitation of Liability	18

9.6	Time Limitation	18

9.7	Third Party Claims	19

9.8	Guarantee by BBA Aviation plc	20

10	Tax Indemnities and Tax Refunds	20

10.1	Tax Indemnity	20

10.2	Tax Refunds	21

10.3	[Intentionally omitted.]	21

10.4	Seller’s Rights of Participation	21

10.5	Tax Filings after the Closing Date	22

11	Period after Closing	22

11.1	Information and Documents	22

11.2	Competition Restriction	22

12	Public Announcements and Confidentiality	23

12.1	Announcements	23

12.2	Confidentiality	23

13	Miscellaneous Provisions	24

13.1	Interest and Account Details	24

13.2	Costs	25

13.3	Notices to the Parties	25

13.4	Agents	26

13.5	Assignments	26

13.6	Disputes	26

13.7	Form of Amendments	27

13.8	Invalid Provisions	27

13.9	Entire Agreement	27

13.10	Governing Law	27

13.11	Additional Information and Documents	27

Share Purchase Agreement

between:

(1)	BBA Holding Deutschland GmbH, a company incorporated in Germany whose registered office is at Rathenaustr. 12, 30175 Hannover (the “Seller”); and

(2)	Westinghouse Air Brake Technologies Corporation, a Delaware corporation, whose principal office is at 1001 Air Brake Avenue, Wilmerding, Pennsylvania, USA, 15148 (the “Purchaser”).

Whereas:

(A)	BECORIT GmbH (the “Company”) is a limited liability company incorporated under German law. The Company is registered in the commercial register at the local court of Recklinghausen under HRB 4250.

(B)	The Seller is the sole legal and economic owner of all of the shares of the Company, which include a registered share capital of seven shares of nominal DEM 19,000, DEM 1,000, DEM 30,000, DEM 771,900, DEM 778,100 (the two latter shares resulting from the split of the former share of nominal DEM 1,550,000), DEM 1,500,000, DEM 400,000, DEM 2,500,000 (collectively, the “Shares”).

(C)	The Company is active in the production of friction products on its premises in Recklinghausen, and in the distribution of such products. The Company’s product portfolio comprises both organic and sintered brake pads and organic brake blocks which are used on high speed, passenger, freight locomotives and other railway vehicles. Furthermore, the Company develops and manufactures special friction materials for the mining industry, cable railways, wind power turbines and other industrial applications (the “Business”).

(D)	The Seller wishes to sell the Shares and the Purchaser wishes to purchase the Shares.

It is agreed as follows:

1	Interpretation

In this Agreement including the Preamble, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

Defined terms shall have the meaning ascribed or referenced to them in Schedule 1.1.

1.2	Schedules etc.

References to this Agreement shall include any Schedules and Exhibits to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to Paragraphs and Parts are to Paragraphs and Parts of the Schedules. References to this Agreement shall also include any agreements entered into or to be entered into pursuant to this Agreement.

1.3	Headings

The headings in this Agreement shall not affect its interpretation.

1.4	German Terms

Where a German term has been added in parenthesis after an English term, only such German term shall be decisive for the interpretation of the relevant English term whenever such English term is used in this Agreement.

1.5	Interpretation

All terms used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” shall not limit the preceding words or terms.

2	Sale and Assignment of the Shares

2.1	Sale of the Shares

2.1.1	Subject to the terms of this Agreement, the Seller hereby sells the Shares to Purchaser free and clear of any pledge, collateral, security interest, special restriction or any other form of security or promise or encumbrances, and the Purchaser accepts such sale.

2.1.2	The Parties acknowledge that the transfer includes all ancillary rights out of the Shares other than as described in the following sentence. Subject to the terms of this Agreement, the Purchaser acknowledges that pursuant to the Profit Transfer Agreement between the Company and the Seller, all profits or losses of the Company for the short business year ended 30 November, 2006 will be transferred to the Seller.

2.2	Assignment of the Shares

2.2.1	The Seller hereby assigns (abtreten) the Shares to the Purchaser and the Purchaser accepts such assignment.

2.2.2	The assignment pursuant to Clause 2.2.1 shall become effective upon the Closing Date or, if that is later, upon receipt of the Preliminary Purchase Price on the Seller’s bank account specified in accordance with Clause 13.1.2.

3	Purchase Price

3.1	Purchase Price

The consideration for the Shares (the “Purchase Price”) shall be an amount equal to:

3.1.1	EUR 42,500,000 (the “Enterprise Value”),

3.1.2	plus the Cash,

3.1.3	less the Financial Debt,

3.1.4	plus the Working Capital Adjustment,

3.1.5	less the Agreed Pension Deductible.

3.2	Purchase Price Estimates

Prior to the date hereof, Seller has provided to Purchaser preliminary versions of the Cash Statement and the Financial Debt Statement of the Company using estimated amounts as of November 30, 2006 for the relevant items to be reflected in such statements. Seller has calculated such amounts in good faith and provided to Purchaser a summary of the relevant information underlying the estimates together with such supporting information as requested by Purchaser, (the amounts reflected as Cash and Financial Debt, respectively, in such preliminary statements being the “Estimated Cash” and the “Estimated Financial Debt”).

3.3	Due Date for Payment

The Purchase Price shall be due for payment (fällig) as follows:

3.3.1	An amount equal to

(i)	the Enterprise Value,

(ii)	plus the Estimated Cash,

(iii)	less the Estimated Financial Debt,

(iv)	less the Agreed Pension Deductible.

(the “Preliminary Purchase Price”) shall be paid by the Purchaser and received on the bank account of the Seller specified in accordance with Clause 13.1.2 on the Closing Date after the delivery of the documents referenced in Clause 4.2.

3.3.2	The difference between the Purchase Price and the Preliminary Purchase Price shall be paid by the Purchaser to the Seller or by the Seller to the Purchaser, as the case may be, within five Business Days after the Closing Statements have become final and binding in accordance with Clause 6.5.

3.4	Value Added Tax

If and to the extent the transactions contemplated in this Agreement are subject to VAT, the Purchaser shall pay such VAT in addition to the Purchase Price. The Seller shall not opt for VAT in respect of the sale of the Shares.

3.5	Adjustment of the Purchase Price

If any payment is made by the Seller to the Purchaser or by the Purchaser to the Seller in respect of any claim for any breach of a Seller’s Guarantee or a Purchaser’s Guarantee or pursuant to an indemnity obligation or otherwise under this Agreement, the payment shall be made by way of adjustment of the Purchase Price paid by the Purchaser for the Shares under this Agreement and the Purchase Price shall be deemed to have been reduced or increased, as the case may be, by the amount of such payment.

3.6	No Netting against Purchase Price

3.6.1	The Purchaser shall not be entitled to (i) set off any rights and claims it may have against the Seller’s claim for payment of the Preliminary Purchase Price or any claims the Seller may have under Clause 3.3.2, or (ii) refuse to perform its obligation to pay the Preliminary Purchase Price or any obligation it may have under Clause 3.3.2 on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the Purchaser have been acknowledged in writing by the Seller or have been confirmed by final decision of a competent court (Gericht) or arbitration panel (Schiedsgericht) pursuant to Clause 13.6.

3.6.2	The Seller shall not be entitled to (i) set off any rights and claims it may have against any claims the Purchaser may have under Clause 3.3.2, or (ii) refuse to perform any obligation it may have under Clause 3.3.2 on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the Seller have been acknowledged in writing by the Purchaser or have been confirmed by final decision of a competent court (Gericht) or arbitration panel (Schiedsgericht) pursuant to Clause 13.6.

4	Conditions to Closing

4.1	Merger Control Matters

4.1.1	The Seller guarantees to the Purchaser that the turnover in Germany of the Company for each of the fiscal year ended December 31, 2005 and the short fiscal year ending November 30, 2006 does not reach the threshold pursuant to sec. 35 para.1 no.2 of the German Act against Constraints of Competition.

4.1.2	The Purchaser guarantees to the Seller that the combined turnover in Germany of the Purchaser and all entities affiliated with the Purchaser for the fiscal year ended December 31, 2005 does not reach the threshold pursuant to sec. 35 para.1 no.2 of the German Act against Constraints of Competition.

4.1.3	Relying on the guarantee from the respective other Party pursuant to Clause 4.1.1 and 4.1.2 above, each Party acknowledges that notice of the sale and transfer of the Shares under this Agreement does not have to be filed with the Federal Cartel Office pursuant to the German Act against Constraints of Competition.

4.2	Closing Deliveries

Purchaser’s obligations to pay the Preliminary Purchase Price in exchange for the transfer of the Shares under Clause 2.1 and the assignment under Clause 2.2 is subject to the satisfaction of each of the following conditions precedent (aufschiebende Bedingungen) (the “Closing Conditions”):

4.2.1	The transactions relating to the Profit Transfer Agreement contemplated under Clause 5.1.1 shall have been completed.

4.2.2	The Permitted Transactions pursuant Clause 5.2.1 to 5.2.2shall have been completed.

4.2.3	The Seller shall have caused the Company to have completed the transactions relating to the UK plans as further described in Clause 5.3.

4.2.4	The Seller’s shareholders meeting shall have approved the sale of the Shares, resolution pursuant to Section 179a German Stock Corporation Act/AktG.

4.2.5	The Seller shall procure that the Company sends a letter to Dr. Y Badakhsanian stating that the Company fully and finally ceases the business relationship with immediate effect and that the Agency Agreement dated July 1, 2005 between the Company and Dr. Y Badakhsanian be terminated effective immediately prior to the Closing Date provided that all cost and consequences whatsoever relating to the termination shall be borne by Purchaser. Seller shall procure that the Company sends a letter to the other parties of the Mix Technology Agreement between the Company, Pars Lent Industrial & Manufacturing Company dated August 16, 2006 with the aim to terminate such agreement with effect immediately prior to the Closing Date provided that all cost and consequences whatsoever shall be borne by Purchaser.

4.2.6	Seller shall procure that BBA Aviation plc executes and delivers a guaranty in favour of Purchaser in the form attached as Exhibit A pursuant to which BBA Aviation plc agrees to guarantee the Seller’s obligations under this Agreement.

4.2.7	Precautionary ratification (höchst vorsorgliche Genehmigung) by BBA Overseas Holdings Ltd. of the declarations made by Mr. Rolf Weißenfeld on behalf and in the former’s name on April 28, 1995 with regard to the subscription of a new share of nominal DEM 2.5 million in the Company by BBA Overseas Holdings Ltd., the creation of such share having been resolved as part of the share capital increase resolved on April 28, 1995 and confirmation by BBA Overseas Holding Ltd. that such declarations were covered by the relevant power of attorney dated April 20, 1995.

4.2.8	Precautionary ratification (höchst vorsorgliche Genehmigung) by BBA Overseas Holdings Ltd. of the declarations made by Mr. Georg Renner on November 5, 1997 in the name and on behalf of BBA Overseas Holdings Ltd. as to the transfer and assignment by way of contribution in kind by BBA Overseas Holdings Ltd. to the Seller of two shares in the Company with nominal amounts of DEM 2.5 million and DEM 778,100, and as to the transfer and assignment by way of sale to the Seller of the remaining shares in the Company with the nominal amounts of DEM 19,000, DEM 1,000, DEM 30,000, DEM 771,900, DEM 1,500,000 and DEM 400,000 (deeds no. Z 835/1997 and Z 836/1997 of the notary public Roger Zätzsch, in Frankfurt/Main) and confirmation by BBA Overseas Holding Ltd. that such declarations were covered by the relevant power of attorney dated September 19, 1997.

4.2.9	Precautionary ratification (höchst vorsorgliche Genehmigung) the declarations made by Mr. Thomas Arntz on November 5, 1997 in the name and on behalf of Seller as to the transfer and assignment by way of contribution in kind by BBA Overseas Holdings Ltd. to the Seller of two shares in the Company with nominal amounts of DEM 2.5 million and DEM 778,100, and as to the transfer and assignment by way of sale to the Seller of the remaining shares in the Company with the nominal amounts of DEM 19,000, DEM 1,000, DEM 30,000, DEM 771,900, DEM 1,500,000 and DEM 400,000 (deeds no. Z 835/1997 and Z 836/1997 of the notary public Roger Zätzsch, in Frankfurt/Main) and confirmation by the Seller that such declarations were covered by the relevant power of attorney dated November 5, 1997.

4.3	MAC Clause

During the period from the date of this Agreement through to the Closing Date, no material adverse change shall have occurred in the condition, financial or otherwise, or in the operations of the Company excluding, in any such case, any event, circumstance or change resulting from:

4.3.1	changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions; or

4.3.2	changes in conditions generally affecting the industry in which the Company operates; or

4.3.3	changes in laws, regulations or accounting practices; or

4.3.4	matters previously disclosed to the Purchaser; or

4.3.5	this transaction or the change in control resulting from this transaction.

5	Period until the Closing Date

5.1	Change of Business Year and Termination of Profit Transfer Agreement

5.1.1	The Seller shall procure that the Profit Transfer Agreement will be terminated with effect as of 30 November 2006.

5.1.2	On 24 November 2006, the Company has made a preliminary payment of EUR 2,500,000 to the Seller on the expected profit transfer claim under the Profit Transfer Agreement for the short fiscal year ending on 30 November 2006.

5.1.3	The Seller shall forward to the Purchaser any payments under the Profit Transfer Agreement made by the Company to Seller after the Closing Date within ten Business Days upon receipt thereof. The Purchaser shall pay to the Seller an amount corresponding to any payments received by the Company from the Seller under the Profit Transfer Agreement after the Closing Date within ten Business Days upon receipt thereof by the Company.

5.2	Permitted Transactions

The Seller shall procure that the following actions (the “Permitted Transactions”) will be taken prior to the Closing Date:

5.2.1	the withdrawal from the capital reserves of the Company in the amount of approximately EUR 56.981.723,08 by way of assignment by the Company to the Seller of (i) the repayment claim (plus accrued interest) under an inter-company loan agreement made to the Seller on 13 October 2006 (amounting to EUR 7,247,207 plus accrued interest, ie 7,289,774.93) and (ii) the repayment claim under an inter-company loan made to the Seller in a total amount of EUR 49,691,948.15 (incl accrued interest);

5.2.2	termination of the cash pool agreement between the Company, the Seller and Deutsche Bank and of all intra-group agreements, all of which are listed in Schedule 5.2.2.

The Seller shall ensure that all applicable withholding Tax payments on any distributions made under Clause 5.2 have been calculated and properly declared with and paid to the applicable Tax authorities prior to the Closing Date. For the avoidance of doubt, nothing in this Agreement shall restrict the settlement of any payment in accordance with this Clause 5.2 by way of set-off or netting arrangements. Should any of the transactions pursuant to Clauses 5.1 and 5.2 prove not to be in compliance with applicable law, in particular not in line with Section 30, 31 GmbHG, the Seller undertakes to hold the Company and the Purchaser free, and indemnify the Company and the Purchaser against any losses or liability incurred in the context of such transaction.

5.3	UK Pension and Employee Matters

5.3.1	Prior to the Closing Date, the Seller shall procure that the Company terminates its UK pension plan for all employees of the Company prior to Closing Date with effect as of 31 December 2006 in full compliance with all applicable laws including any obligation to consult with the employees concerned. The Purchaser undertakes with the Seller that all relevant employees who are currently members of this scheme shall be invited to become members of an alternative stakeholder pension scheme in the UK with effect on and from 31 December 2006. The Seller shall indemnify the Company and the Purchaser against: (i) any debt which may be treated as due from the Company to the trustees of the UK pension plan under section 75 of the Pensions Act 1995; and (ii) against any contribution notice or financial support direction that may be issued pursuant to the Pensions Act 2004 in relation to the UK pension plan.

5.3.2	The Parties acknowledge that the salaries of two employees of the Company are currently paid in GBP currency through a GBP account of an affiliate of the Seller. The Purchaser is aware that the Seller’s affiliate will not continue to make such payments after the Closing Date and undertakes with the Seller that it will procure that these employees continue to be paid in GBP currency in the UK with immediate effect from Closing.

5.4	Access

Between the date of this Agreement and Closing Date Seller shall procure that the Company affords Purchaser and its employees access upon reasonable notice to the Company’s management and the Company shall furnish any information regarding the Company or the Business as the Purchaser may reasonably request.

6	Closing Statements

6.1	Form and Content

The Purchase Price shall be determined on the basis of the Cash Statement, the Financial Debt Statement and the Working Capital Statement (collectively the “Closing Statements”) which shall be prepared in accordance with this Clause 6.

6.2	Accounting Policies

6.2.1	The Closing Statements shall be prepared in accordance with

(i)	the policies, procedures and practices set forth in this Clause 6.2 and in Schedule 6.2;

(ii)	to the extent not inconsistent with (i), the accounting policies, procedures and practices adopted in the audited annual accounts of the Company as of 31 December 2005, applied consistently with past practice and in accordance with German GAAP; and

(iii)	to the extent not inconsistent with (i) and (ii), German GAAP.

6.2.2	The Closing Statements shall be prepared on a going-concern basis disregarding the transactions contemplated in this Agreement.

6.3	Preparation of the Closing Statements

6.3.1	The Purchaser shall prepare a draft of the Closing Statements (the “Draft Closing Statements”) and deliver such draft to Seller as promptly as practicable but no later than 45 Business Days after the Closing Date.

6.3.2	Within 20 Business Days after receipt of the Draft Closing Statements (“Dispute Period”), the Seller may raise in reasonable detail any objections against specified items of the Draft Closing Statements which may have an impact on the Closing Statements, indicating the higher or lower value which in the Seller’s opinion should be allocated to each item in dispute and to which extent such higher or lower value affects the Purchase Price (the “Dispute Report”). The Seller shall be deemed to have agreed with all items and amounts contained in Draft Closing Statements which are not raised in the Dispute Report. Any item objected to by the Seller in accordance with the preceding sentences shall hereinafter be referred to as “Disputed Item”.

6.3.3	The Parties shall use their best efforts to resolve the Disputed Items within 15 Business Days following the receipt by Purchaser of the Dispute Report. Any Disputed Items not resolved within such period shall be submitted by the Parties to an expert arbitrator (Schiedsgutachter, the “Expert”). The Parties agree that PwC, Frankfurt am Main, should be appointed as Expert. Should PwC become unavailable, the Parties shall agree on another accounting firm of international standing to be appointed as Expert. If they cannot reach such agreement within further 15 Business Days from the expiration of the period set out in the first sentence of this Clause 6.3.3, either Party shall have the right to request that an accounting firm of international standing determined by the Institut der Wirtschaftsprüfer e.V. Düsseldorf, Germany, shall be appointed as Expert.

6.3.4	The Expert shall determine the Disputed Items and the Purchase Price by way of a binding expert opinion pursuant to sec. 317 para.1 BGB. In rendering its decision, the Expert shall, with respect to each Disputed Item, shall stay within the range of the values allocated to it by the Parties. The Seller and the Purchaser shall co-operate with the Expert and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. The Expert shall deliver to Seller and Purchaser as promptly as practicable its determination of the Disputed Items stating the reasons of its decision. The reasons shall specifically address the controversial arguments brought forward by the Parties. Such determination of the accounting firm shall be final and binding upon the Parties absent manifest mathematical errors; sec. 319 BGB shall apply; however, the Parties shall comply with the Expert’s determination so long as no deviating court decision is rendered.

6.3.5	The Expert shall decide on the allocation of its fees between the Parties in accordance with the principles set out in sec. 91 et seq. German Civil Process Code (Zivilprozessordnung).

6.4	Co operation

The Seller and the Purchaser shall co-operate with each other and, if applicable, with the Expert, as the case may be, with regard to the preparation, review, agreement or determination of the Closing Statements, subject to reasonable notice, make available free of charge during normal office hours to the other Party and its representatives and accountants and to the Expert all books and records as the other Party or the Expert may reasonably require. The Purchaser shall procure that the Company co-operates with the Seller and the Expert as set out in the preceding sentence, in particular, that the Company assists the Seller in the review of the Draft Closing Statements as is required to assess and comment the Draft Closing Statements to the Purchaser within the period set out in Clause 6.3.2.

6.5	Finalisation

The Draft Closing Statements shall become final and binding between the Parties for the purpose of determining the Purchase Price and shall be the Closing Statements,

6.5.1	if no Dispute Report is issued: upon the expiration of the Dispute Period or upon earlier confirmation of the Seller of its agreement with the Draft Closing Statements as submitted by the Seller;

6.5.2	if a Dispute Report is issued but the Parties have resolved all Disputed Items without involving an Expert: upon such resolution in the form as amended by such resolution;

6.5.3	if an Expert has been involved: upon determination of all items in dispute by such Expert in the form of such determination.

7	Seller’s Guarantees

The Seller guarantees by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to § 311 BGB and exclusively with the remedies pursuant to Clause 9, that the statements set forth in this Clause 7 are true and correct as of the date of this Agreement and as of the Closing Date.

7.1	Seller’s Capacity

The Seller is a duly existing company with limited liability and is entitled to enter into this Agreement and to perform all of the transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligations of Seller and is enforceable against Seller in accordance with its terms. Except as set forth on Schedule 7.1, the execution, delivery and performance of this Agreement will not (with notice or lapse of time or both) violate, conflict with or result in a breach of (a) the organizational documents of the Company or (b) any law applicable to the Company or its Business. Except as set forth on Schedule 7.1, none of the Seller or the Company is required to give any notice to, make any filing with or obtain any authorization, consent or approval from any third party or governmental authority to enter into this Agreement or perform the transactions contemplated by this Agreement.

7.2	Legal Situation of the Company

7.2.1	The statements in Recital (A) are correct. The extract from the commercial register as attached as Schedule 7.2.1 A is complete and correct and there are no events subject to registration not registered yet. The articles of association attached as Schedule 7.2.1 B are the actual binding version. The Company does not hold any interests, stakes, shares or similar participations in any third parties.

7.2.2	No insolvency or similar proceedings have been opened or applied for by the Company or, to the Seller’s Knowledge, by any third party in respect of the Company and the Company is not over-indebted (überschuldet) nor unable to pay its due debts (zahlungsunfähig).

7.2.3	Except for the Profit Transfer Agreement which is to take an end as of 30 November 2006, there are no contracts under company law including affiliation agreements (Unternehmensvertrag) mutatis mutandis sec. 291, 292 AktG between the Company and third parties including the Seller. The Company has not issued comfort letters in the favour of any third party including the Seller.

7.2.4	The Company has not granted any guarantees for third parties nor has it granted securities of any other kind in the favour of third parties.

7.3	Legal Situation of the Shares

7.3.1	The statements in Recital (B) in relation to the ownership of the Shares are correct and the Seller is not subject to any restrictions in respect of the sale or transfer of the Shares.

7.3.2	The Shares are free of third party rights and no third party has a claim for granting of such rights or the transfer of the Shares.

7.3.3	The Shares are fully paid up and free of additional payment obligations (Nachschusspflicht).

7.3.4	The Company has not issued any pre-emption rights or options on the purchase of shares nor has it assigned, excluded or promised a purchase right for the purchase of the Shares (Bezugsrecht) or for the entitlement to profit (Gewinnbezugsrecht).

7.3.5	The Company has not made any payment or has rendered any other benefit having a monetary value (geldwerter Vorteil) to the Seller or its affiliated companies (including for the avoidance of doubt as a result of the execution of the Permitted Transactions), which is necessary for the preservation of the registered capital pursuant to sec. 30 para 1 GmbHG.

7.4	Annual Accounts

7.4.1	The Seller has delivered to the Purchaser the audited annual accounts of the Company including the audit reports for the financial year ending on 31 December 2005 (the “Annual Accounts”).

7.4.2	The Annual Accounts present a true and fair view of the financial condition and results of operations in accordance with German GAAP and present a true and fair view of the assets position (Finanz- und Vermögenslage) and the profitability (Ertragslage) of the Company in accordance with German GAAP. The Annual Accounts have been set up with the diligence of a prudent business man (Sorgfalt eines ordentlichen Kaufmanns) in accordance with German GAAP and the German Commercial Code.

7.4.3	The Seller has delivered to the Purchaser the unaudited accounts of the management of the Company for the nine-month-period ending September 30, 2006 (the “Management Interim Accounts”). The Management Interim Accounts have been prepared consistent in all material respects with the principles and procedures in accordance with the Company’s past and present practices.

7.4.4	Since the date of the Annual Accounts, the Business has been conducted in all material respects only in the ordinary course of business consistent with past practice. Since the date of the Management Interim Accounts, no event has occurred or circumstance exists that has resulted in a Material Adverse Effect.

7.5	Assets

7.5.1	The Company has ownership of or a right to use all of its material tangible and intangible assets, which serve its business, with the exception of assets specified in Schedule 7.5 (together or individually “Assets”). The Assets owned by the Company are free and clear of any third party charge, claim or encumbrance subject to customary retention of title or similar rights granted in the ordinary course of business.

7.5.2	The material tangible Assets which serve the Company’s business are functioning (subject to normal wear and tear) and are the only tangible assets necessary to carry on the Business.

7.6	Real Estate

7.6.1	Schedule 7.6 contains a complete and correct list of all real estate owned by the Company (“Real Estate”). The Company has full and unrestricted ownership and possession of the Real Estate except for those restrictions which are shown in the excerpts of the land register attached as Schedule 7.6 or any statutory pre-emption rights or similar restrictions, which are described on Schedule 7.6. There are no pending applications for registration with the land register. Except as disclosed under Schedule 7.6, the Real Estate is free and clear of any mortgage, pledge, lien, encumbrances, easements, pre-emption rights and other registerable third parties’ rights.

7.6.2	The Company currently holds all necessary building permits for the existing buildings, and the buildings on the Real Estate were built and are currently maintained in all material respects, in compliance with any such building permits. As of the date hereof, the Company has not been notified that any such building permits have been challenged and/or that any procedure has been commenced with the purpose to repeal any building permit.

7.6.3	Since the acquisition of the Company’s Business by the Seller in 1997 the Company has not waived any rights that it may have with respect to mining activities conducted near or under the Real Estate.

7.7	Intellectual Property Rights and Proprietary Information

7.7.1	Schedule 7.7.1 lists all patents, patent applications, trademarks, trademark applications, trade names and trade name applications owned by the Company, and Schedule 7.7.1 lists each license agreement relating to any IP Right that is owned by a third party and licensed to Seller (the “IP Rights”). The IP Rights are in full force and effect and constitute all of the IP Rights necessary to conduct the Business as it is currently being conducted. Each license agreement listed on Schedule 7.7.1 is in full force and effect, and the Company is not in default of any material provision of any such license agreement. To Seller’s knowledge, no person or entity is interfering with or infringing any of the IP Rights owned by the Company nor has any person or entity misappropriated any IP Rights owned by the Company. The Company has implemented reasonable systems and precautions to protect its know-how and proprietary information.

7.7.2	Except as disclosed in Schedule 7.7.2, none of the IP Rights owned by the Company infringes upon, is in misappropriation of or otherwise conflicts with any patent, patent application, trademark, trademark application, copyright, trade secret or other intellectual property right of any third party, other than infringements, misappropriations or other conflicts which would not have a material adverse effect on the business or operations of the Company. Except as disclosed in Schedule 7.7.2 and to the Seller’s knowledge, none of the IP Rights licensed by the Company infringes upon, is in misappropriation of or otherwise conflicts with any patent, patent application, trademark, trademark application, copyright, trade secret or other intellectual property right of any third party.

7.8	Permits

Provided that environmental issues shall be exclusively governed by Clause 7.11, the Company has all material regulatory permits and concessions necessary for the operation of its current Business. Except as set forth in Schedule 7.8, the Company has all material homologations contractually required by its customers from the Company and which are necessary for the sale and distribution of the Company’s products as of the date hereof for the products currently sold by the Company to such customers, in particular Deutsche Bahn AG. All such permits and homologations are in full force and effect.

7.9	Employees

7.9.1	Schedule 7.9.1 contains a true and correct list of all employees, managing directors and executives of the Company (“Employees”), their salary, period of notice, additional benefits, special dismissal protection and date of entry into the Company, weekly working hours and indication of the respective department for which each of the listed employees is working as of the date of this Agreement.

7.9.2	Schedule 7.9.2 contains a complete and correct list of all memberships of the Company in employers’ associations, which enter into collective bargaining agreements.

7.9.3	Schedule 7.9.3 contains to the Seller’s Knowledge a complete and correct list of all applicable collective bargaining agreements (Tarifverträge) and company bargaining agreements (Firmentarifverträge) and all applicable shop agreements and other agreements with works councils (Betriebsräte).

7.9.4	The Company has paid and discharged to date all salaries, remuneration, bonuses, and other allowances and compensation due under the Employee Invention Act (Arbeitnehmererfindungsgesetz), in cash or otherwise, that were due and payable to its current and past employees.

7.9.5	The Company has complied with any laws and regulations for health and safety of employees and of plant and equipment, and has complied with any orders or conditions imposed, or guidelines published, by the Berufsgenossenschaft upon the Company.

7.10	Litigation

7.10.1	The Company and the Business have been conducted and are currently being conducted in full compliance with all material laws and other material administrative decrees and regulatory permits (other than Environmental Permits which shall be exclusively governed by Clause 7.11) that are applicable to the Company, the conduct or operation of the Business, the ownership of the assets and properties of the Company and employment related matters. Neither the Seller nor the Company has received any notice from any governmental authority regarding any failure to comply with any applicable law or other material administrative decrees and regulatory permits applicable to the Company or any liability on the part of the Company to undertake or bear all or any portion of any remedial action with respect to any non-compliance.

7.10.2	There are no actions or omissions of the Company that will result in a third party claim for damages or specific performance (excluding, for the avoidance of doubt, claims for performance of a contract (Erfüllungsansprüche)) against the Company; provided that the foregoing shall not include any such claim to the extent it is caused by the announcement or consummation of the transactions contemplated by this Agreement or any actions or omissions taken by the Purchaser.

7.10.3	With the exception of the proceedings listed in Schedule 7.10.3 the Company is not involved in any litigation, arbitration, administrative proceedings or administrative enquiries, including proceedings initiated by Tax Authorities. The Company has not received any written notice that any such proceedings are imminent.

7.10.4	Except as listed in Schedule 7.10.4, neither the Company nor the Business is subject to or bound by any order, judgment, decree or ruling issued by any court, arbitrator or other governmental authority which materially restricts the Company in the operation of the Business.

7.11	Environmental

7.11.1	The Company holds in full force and effect all Environmental Permits required for the operation of its current Business and there are no events or circumstances which may lead to a revocation, suspension or amendment, in full or in part, of any Environmental Permit.

7.11.2	The Company has not violated nor is in violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property now or previously owned, used, leased or operated by it or any appurtenances thereto or improvements thereon, other than violations which would not have a material adverse effect on the business, operations, properties, prospects, assets or condition of the Company. There are no present or past conditions relating to the Company or relating to any real property now or previously owned, used or operated by it or improvements thereon or real property previously owned, used or operated by the Company or its predecessors in title that could lead to any liability of the Company for violation of any Environmental Laws, other than liabilities which would not have a material adverse effect on the business, operations, properties, prospects, assets or condition of the Company. The Company has not received notice from any authority charged with the enforcement of Environmental Laws of a violation of any requirements of any Environmental Laws.

7.11.3	The Company has not received any notice that any property now or previously owned, operated or leased by the Company is listed on any list of sites requiring investigation or cleanup; and no lien has been filed against either the personal or real property of the Company under any Environmental Law, or order issued with respect thereto.

7.11.4	Except as disclosed in Schedule 7.11.4, since the Company has been acquired by the Seller in 1997, it has not produced, distributed or sold any asbestos containing materials nor has it assumed, voluntarily or otherwise, any liability for asbestos containing materials from any predecessor company or other third party.

7.12	Product Liability

Except as disclosed under Schedule 7.12, as of the date hereof, (i) no product liability claims relating to any products of the Company or the Business exceeding Euro 100,000 in the aggregate are pending, or to the Seller’s Knowledge, threatened, against the Company, and (ii) the Company has not received any order from any governmental authority to recall any of the products manufactured and delivered by the Company in the last 36 months and there is no pending or to Seller’s knowledge, threatened, investigation by any governmental authority relating to any of the products manufactured by the Company. By way of clarification, the claims referred to in this Clause 7.12 would include claims under the German Produkthaftungsgesetz.

7.13	Contracts

7.13.1	The Seller has included in the Data Room all of the material written contracts and agreements to which the Company is a party and which are material to the Business (the “Contracts”).

7.13.2	Each Contract is in full force and effect and is enforceable by the Company in accordance with its terms. The Company has performed in all material respects the obligations required to be performed by it under each Contract to which it is a party, except for such failure or failures to perform which would not have a material adverse effect. To the Seller’s Knowledge, the Company has not received any notice or default under any Contract to which it is a party, and the Company has not received any notice that any other party to a Contract intends to terminate such Contract with or without cause.

7.13.3	As of the Closing Date, the Company does not have any contracts or agreements in effect which relate to sales or other contracts with Iran, Sudan, North Korea, Cuba or Syria.

7.14	Data Room Disclosure

To the Seller’s Knowledge, the Seller has not failed to disclose to the Purchaser any fact material to the Company in the Data Room.

8	Purchaser’s Guarantees

The Purchaser guarantees by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to § 311 BGB that the statements set forth in this Clause 8 are true and correct as of the Closing Date.

8.1	Purchaser’s Capacity

The Purchaser is a duly existing Delaware corporation and is entitled to enter into the transactions contemplated by this Agreement and to perform all of the transactions contemplated by this Agreement. All necessary corporate consents for these transactions have been given. This Agreement constitutes the legal, valid and binding obligations of Purchaser and is enforceable against Purchaser in accordance with its terms. Except as set forth on Schedule 8.1, the execution, delivery and performance of this Agreement will not (with notice or lapse of time or both) violate, conflict with or result in a breach of (a) the organizational documents of Purchaser or (b) any law applicable to the Purchaser or its business. Except as set forth on Schedule 8.1, the Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent or approval from any third party or governmental authority to enter into this Agreement or perform the transactions contemplated by this Agreement.

8.2	No Insolvency

No insolvency or similar proceedings have been opened or applied for in respect of the Purchaser and the Purchaser is not over-indebted or unable to pay its due debts.

8.3	Consequences of a Breach

In the event of a breach of any of the Purchaser’s guarantees the statutory provisions shall apply.

9	Legal Consequences

9.1	Exhaustive Provisions

Subject to mandatory law, in particular sec. 123 or sec. 276 para. 3 BGB, and except as set forth in this Clause 9.1, the provisions set forth in Clauses 9.2 to 9.7 shall be exhaustive and shall apply instead and to the exclusion of any and all remedies available to Purchaser under the law in the event of defects in quality or title (Sach- oder Rechtsmängel) of the Company. Any further liability of the Seller and any differing or further rights or claims of the Purchaser – including without limitation, the right of rescission (Anfechtung) or withdrawal (Rücktritt) – arising from or in connection with defects in quality or title, from incorrectness and violation of any of the Seller’s Guarantees, guarantees or from the breach of any contractual or pre-contractual obligation shall be excluded. This Clause 9.1 shall not, however, apply to any breaches of Clause 11.2 or to claims under any indemnity pursuant to Clause 4.1, and in the event of a breach of Clause 11.2, Purchaser or the Company shall have any remedies available under applicable law.

9.2	Seller’s Knowledge

To the extent that the Seller’s Guarantees are restricted to “Seller’s Knowledge”, this shall mean that none of the persons listed in Schedule 9.2 has positive knowledge or cogent reasons to believe (Kennen oder Kennenmüssen) that the statement concerned was incorrect, had it been made without the restriction.

9.3	Seller’s Liability

9.3.1

Seller shall indemnify and hold harmless Purchaser against and from any and all costs, losses, penalties, fines, damages, liabilities and expenses (including reasonable accountant’s and attorney’s fees and expenses) (“Losses”) incurred or suffered by Purchaser arising out of or relating to (i) any third party claims arising out of or related to any use, on or prior to the Closing Date, of asbestos by the Company or the Business or of any entity that was an affiliate or predecessor of the Company prior to the Closing Date (including without limitation, products liability claims and premises liability claims made by any persons), and (ii) any Losses arising out or related to the TMD Agreement. By way of clarification, any Losses relating to Taxes shall be addressed solely under Clause 10.

9.3.2	The Purchaser shall notify the Seller without undue delay and in any event within 20 Business Days after having positive knowledge (positive Kenntnis) of any claim for breach of a Seller’s Guarantee or of a Seller’s covenant (ie claims under Clause 9.3.3) or for indemnity pursuant to Clauses 9.3.1 or 10 (the “Claim Notice”). The Claim Notice shall describe the claim and the underlying facts in reasonable detail and shall, to the extent possible, specify the amount of the estimated damage.

9.3.3	If (i) a Seller’s Guarantee is incorrect in whole or in part or (ii) the Seller is in breach of any covenant (in whole or in part) contained in this Agreement, the Seller shall be liable to put the Company in the position which would have existed had the Seller’s Guarantee been correct or the covenant had not been breached (Naturalrestitution). If the Seller has not remedied the breach of the Seller’s Guarantee or of the Seller’s covenant within a reasonable period of time (which shall be in any event, no more than 40 Business Days after receipt of the Claim Notice), the Seller shall be obliged to pay to the Purchaser the amount of any Losses that would be necessary to put the Company, or at the election of the Purchaser, the Purchaser in the position in which the Company or the Purchaser, respectively, would be in had the Seller’s Guarantee been correct or the Seller’s covenant not been breached.

9.3.4	In respect of the scope of Seller’s liability the following shall apply:

(i)	Seller shall not be liable for indirect damages or consequential losses (including loss of profits) provided, however, that Seller shall be liable for all Losses arising out or relating to third party claims subject to Clauses 7.7.2, 7.10.2, 7.12, 9.3.1 (i) and 9.3.1 (ii) including any indirect damages or consequential losses related to any third party claims covered by that Clause.

(ii)	Seller shall only be liable to the extent the event causing the damage has not been taken into account in the Annual Accounts or the Closing Statements.

(iii)	Seller shall not be liable to the extent:

(a)	the Purchaser’s claim results from or is increased as a consequence of the passing or change of any law, statute, ordinance, rule, regulation, or administrative practice of any government, governmental department, agency or regulatory body after the Closing Date including (without prejudice to the generality of the foregoing) any increase in the rates of taxation or any imposition of taxation or any withdrawal of relief from taxation not actually (or prospectively) in effect at the Closing Date;

(b)	the damage is paid by an insurance held by the Company or the Purchaser in which event the Seller shall be liable for increases in insurance premiums; provided that the Purchaser shall procure that unpaid insurance claims are assigned to the Seller (subject in all respects to Clause 9.7);

(c)	the damage is paid from a third party; or

(d)	the damage or liability occurs or is increased due to the fact that the Purchaser has not timely sent a Claim Notice in accordance with Clause 9.3.2, but only to the extent of such increase.

9.3.5	For the avoidance of doubt, sec. 254 BGB (mitigation of damages) shall apply.

9.3.6	Where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling Purchaser to a claim or remedy under this Agreement, there shall be only one claim or remedy. In particular, the foregoing shall apply if one and the same set of facts (Sachverhalt) qualifies under more than one of the Seller’s Guarantees. If however the same set of facts entails several damages or losses, each of such losses can be claimed (but in not event one and the same damage can be claimed twice).

9.4	Disclosure

9.4.1	The Purchaser has conducted its due diligence review of the Company through the disclosure of information included in the Data Room.

9.4.2	The Purchaser’s right to indemnification or other remedy based on a claim that any of Seller’s Guarantees under Clauses 7.1, 7.2, 7.3, 7.6, 7.7.2, 7.10 and 7.12 (the “Scheduled Seller’s Guarantees”) are incorrect shall not be excluded or otherwise limited by Seller’s disclosure of any facts outside this Agreement (including disclosure through the Data Room). The Purchaser’s right to indemnification or other remedy based on a claim relating to any of Seller’s Guarantees under any of the Scheduled Seller’s Guarantees listed above will only be excluded or limited to the extent that the Seller expressly included specific disclosures which limit or otherwise qualify any of Seller’s Guarantees under any of the Scheduled Seller’s Guarantees or in a schedule to which a Scheduled Seller’s Guarantee expressly refers.

9.4.3	Any liability of the Seller in relation to the Seller’s Guarantees under Clauses 7.4, 7.5, 7.7.1, 7.8, 7.9, 7.11 and 7.13 shall be excluded if the information or facts giving rise to the relevant claim were known or could have been known by the Purchaser or by any of the respective employees or agents or financial, accounting, legal or other advisers involved in the acquisition of the Shares. The Purchaser acknowledges that the information and facts that Seller has made available to the Purchaser and its advisers in the Data Room are known or could be known by the Purchaser.

9.4.4	The Purchaser has no actual knowledge of any breach by the Seller of any Seller Guarantee in this Agreement based on the actual knowledge of Tony Carpani, Mark Cox, Keith Hildum and David Seitz after reasonable due inquiry with the Purchaser’s advisors.

9.5	Limitation of Liability

9.5.1	The Seller shall only be liable for claims for breach of a Seller’s Guarantee if:

(i)	the individual claim exceeds an amount of EUR 50,000; and

(ii)	the aggregate amount of the claims exceeding the threshold in (i) above exceeds EUR 500,000 in which event, the Purchaser shall have the right to seek recovery of all such claims in excess of the first EUR 500,000.

9.5.2	Except as provided in this Clause 9.5.2, the Seller’s liability under this Agreement shall be limited to a maximum amount of 30% of the Purchase Price. With respect to any Losses under Clause 9.3.1(i), the Seller’s liability shall be limited to EUR 60,000,000 (in words: Euro sixty million). With respect to any Losses arising out of a breach of any Seller’s Guarantee relating to title or ownership of the Shares set forth in Clause 7.1, 7.2 or 7.3 or any Losses under Clause 9.3.1(ii) or any Losses or other amounts payable under Clauses 10 or 4.3 or any Losses arising out of fraud or wilful misconduct or any payments in relation to the Profit Transfer Agreement, the Seller’s liability shall not be limited in any respect.

9.6	Time Limitation

The	claims of the Parties under this Agreement shall become time-barred as follows:

9.6.1	Claims arising from a breach of a Seller’s Guarantee pursuant to Clauses 7.1, 7.2 or 7.3 shall become time-barred fifteen (15) years after the Closing Date.

9.6.2	Claims arising under Clause 9.3.1 (ii) shall not be time-barred.

9.6.3	Claims of the Purchaser arising from indemnities in connection with Clauses 5.1, 5.2 or 10 shall become time-barred after the later of the expiration of the applicable statute of limitations relating to such matters or six months after the final and binding Tax assessment for the respective Tax.

9.6.4	Claims of the Purchaser arising from a breach of Seller’s Guarantee pursuant to Clause 7.10.2 shall become time-barred after 14 months from the Closing Date.

9.6.5	Claims of the Purchaser arising from a breach of a Seller’s Guarantee pursuant to Clause 7.11 shall become time-barred after 6 years from the Closing Date.

9.6.6	Claims of the Purchaser pursuant to Clause 9.3.1(i) in relation to the use of asbestos shall become time-barred after 30 years from the Closing Date.

9.6.7	All other claims of the Purchaser arising from this Agreement shall become time-barred after 24 months from the Closing Date. Sec. 203 BGB shall not apply.

9.6.8	Claims of the Seller pursuant to Clause 10.2 shall become time-barred six months after the Seller has received a written notice from the Purchaser in respect of the receipt of the Tax refund, Tax allowance or the final and binding assessment for the respective Tax.

9.7	Third Party Claims

In the event a third party asserts a claim or files a law suit against the Purchaser and/or Company (“Defendant”) in connection with a situation, for which the Seller could be liable under this Agreement (“Third Party Claim”), the Purchaser shall make available to the Seller without undue delay and in no event later than ten Business Days after the assertion or filing of the Third Party Claim a copy of the Third Party Claim and of all time-sensitive documents, and the following shall apply:

9.7.1	Seller shall have the right to participate in the defence against the Third Party Claim at its own costs if and to the extent the Seller notifies the Purchaser that the Seller wishes to participate in the defence of the claim. In such event, Purchaser shall procure that the Seller gets the opportunity to participate in such defence and defend the Defendant against the Third Party Claim. Save for Third Party Claims relating to IP Rights, as an alternative to a mere participation, the Seller shall have the right to control the defence of any Third Party Claim at its own costs so long as Purchaser shall have the right to participate at Purchaser’s own cost. In the event that Seller assumes control over the defence of a Third Party Claim, the Purchaser shall procure that the Defendant gives to the Seller all such assistance as the Seller may reasonably require and shall appoint such legal and other professional advisors as the Seller may nominate to act on behalf of the Defendant in accordance with Seller’s instructions.

9.7.2	Purchaser shall procure that the Defendant will fully co-operate with the Seller in view of the defence of the Third Party Claim, provide the Seller and its representatives (including, for the avoidance of doubt, its advisors) access to all relevant business records and documents upon reasonable advance notice and permit the Seller and its representatives to consult and meet with the employees and advisors of the Purchaser and the directors, employees and advisors of the Company as may be reasonably requested with advance notice. On the written request of the Seller, the Purchaser shall procure that the employees of the Purchaser and/or the directors and employees of the Company are made available to the Seller and its advisors as may be reasonably requested with advance notice and will cooperate with the Seller in order to participate in any actions or proceedings relating to the Third Party Claim including, without limitation, attending in person any court hearing as a witness in such proceedings. Seller shall not settle or otherwise compromise a Third Party Claim without Purchaser’s prior written consent if such settlement or compromise would reasonably be expected to adversely affect the Purchaser, the Company or the Business, such consent not to be unreasonably withheld or delayed.

9.7.3	If and for as long as the Seller fails to notify the Purchaser after receipt of the Claim Notice in relation to the Third Party Claim that the Seller wishes to participate in or control the defence of the claim, the Purchaser shall duly defend the Third Party Claim to the best of its ability, shall keep the Seller regularly informed about the status of the claim and duly take into account any requests of the Seller regarding the defence of the Third Party Claim. Any acknowledgement or settlement of any Third Party Claim shall require the Seller’s prior written consent, which shall not be unreasonably withheld or delayed. The Seller shall only be liable to reimburse the Purchaser to the extent that costs are reasonably and properly incurred by the Purchaser in relation to the defence of a Third Party Claim.

9.7.4	To the extent the Purchaser does not comply in all material respects with its co-operation obligations pursuant to this Clause 9.7, the Seller shall not be liable in relation to the Third Party Claim, unless such failure by the Purchaser did not have any impact on the amount claimed by the Purchaser under this Agreement.

9.8	Guarantee by BBA Aviation plc

At the Closing, Seller shall procure BBA Aviation plc, its ultimate parent, to execute and deliver to Purchaser a guarantee in favour of Purchaser in the form attached hereto as Exhibit A.

10	Tax Indemnities and Tax Refunds

10.1	Tax Indemnity

10.1.1	The Seller shall pay to the Purchaser the amount which is necessary to hold the Company harmless of any and all due and payable Taxes (together with any related interest or penalties related to such Taxes), which are finally and bindingly assessed (bestandskräftig festgesetzt) at the level of the Company and relate to periods ending on or before the Closing Date. Payments according to this Clause shall be due fifteen Business Days after the final and binding assessment of the Taxes. Seller shall also indemnify and hold the Company and the Purchaser harmless for any secondary liability under the German Tax Code (Abgabenordnung) of the Company or the Purchaser incurred after the Closing Date that relates to any group fiscal unity plans or arrangements (including the Profit Transfer Agreement or similar agreements) adopted by Seller and its Affiliates in which the Company participated prior to the Closing Date.

10.1.2	Seller is under no obligation to indemnify Purchaser for the amount of any Taxes (together with any related interest or penalties related to such Taxes) which:

(i)	are shown or provided for in the Closing Statements (i) as Tax liabilities (Steuerverbindlichkeiten), (ii) as Tax accruals (Steuerrückstellungen) or (iii) as part of the other accruals (sonstige Rückstellungen) for potential Tax liabilities, if any, to the extent that such Taxes (together with any related interest or penalties related to such Taxes) are covered by such liabilities or accruals shown or provided for the in the Closing Statement;

(ii)	are the result of a retroactive reorganisation of the Company, of a late finalisation of the statutory accounts of the Company, or of not paying any amounts owed under the Profit Transfer Agreement when due, initiated or omitted by or under the ownership of the Purchaser;

(iii)	relate to income that can be offset by Purchaser or the Company against Tax loss carry-backs or Tax loss carry-forwards that are available directly as a result of subsequent Tax audits with respect to periods ending on or before the Closing Date); or

(iv)	arise or are increased as a result of the failure or omission of (i) the Company or (ii) the Purchaser or (iii) any of the Affiliates of Purchaser to make any valid claim, election, surrender, disclaimer, to give any valid notice, consent or to do anything else under the provisions of any enactment or regulation relating to Tax after the Closing Date.

10.2	Tax Refunds

10.2.1

The Purchaser shall be obliged to reimburse the Seller for any Tax refunds or Tax allowances received by the Company and relate to periods ending on or before the Closing Date. This shall apply irrespective of whether the Tax refunds or Tax allowances are settled by actual payment or by set-off with Tax liabilities relating to periods beginning after the Closing Date. The Purchaser has no obligation to reimburse any Tax Refund received by the Purchaser for which Tax receivables (Steuerforderungen) have been recorded in the Closing Statements. By way of clarification, the Purchaser shall not be required to reimburse Seller any Tax refunds or allowances that are set-off against Tax liabilities relating to periods ending on or before the Closing Date that are not shown or provided for as liabilities or complete and accurate accruals in the Closing Statements.

10.2.2	Payments pursuant to Clause 10.2.1 shall be due fifteen Business Days after the actual payment of the Tax refund to the Company and/or in case of a set-off with Tax liabilities relating to periods ending on or before the Closing Date fifteen Business Days after the declaration of the set-off.

10.3	[Intentionally omitted.]

10.4	Seller’s Rights of Participation

10.4.1	The Purchaser will ensure, that the Seller or a representative of the Seller, who is bound to secrecy by professional code (“Seller’s Representative”), will be informed without undue delay (and in no event later than within 10 Business Days) by the Company of any notices in respect of the execution of a Tax audit and similar audits of Tax Authorities as well as on the issue of a Tax assessment or a similar measure of Tax Authorities for periods ending on or before the Termination Date. Such Tax audits and similar audits of Tax Authorities are hereinafter referred to as “Tax Audits”; such tax assessments and such measures of Tax Authorities are hereinafter referred to as “Tax Measures”.

10.4.2	The Seller and/or the Seller’s Representatives are entitled to participate at the Seller’s costs in Tax Audits including final meetings – to the extent legally permissible—and/or proceedings in respect of Tax Measures. If and to the extent the Seller or the Seller’s Representatives do not participate in Tax Audits and/or proceedings in respect of Tax Measures, the Purchaser will ensure that the Seller or the Seller’s Representative will be informed of the ongoing process of the Tax Audits and/or Tax Measures and that they will be given the opportunity to discuss all material measures of the Company in connection with the Tax Audits and/or Tax Measures with the Company. Any acknowledgement or settlement during or at the end of a Tax Audit or Tax Measure require the prior written consent of the Seller, which shall not be unreasonably withheld.

10.4.3	Upon the Seller’s request the Purchaser will procure that the Company will pursuant to the Seller’s instruction file, withdraw or amend legal remedies in respect of Tax assessments relating to periods ending on or before the Closing Date, which have been amended due to Tax Audits, and/or in respect of Tax Measures, subject to the review and approval of the Purchaser (which may not be unreasonably withheld). Seller shall bear all reasonable costs of the Company and/or of the Purchaser in connection with the filing, withdrawal or amendments of legal remedies upon the Seller’s request.

10.4.4	In the event the Purchaser does not or not in due time fulfil its material obligations pursuant to Clauses 10.4.1 to 10.4.3 the Seller shall not be obliged to indemnify the Purchaser.

10.5	Tax Filings after the Closing Date

Seller shall prepare and make, or request the Company to prepare and make any Tax filings for periods ending on or prior to the Closing Date, subject to the review and approval of the Purchaser (which may not be unreasonably withheld). Tax filings for periods including the period ending on Closing Date shall be prepared on a basis consistent with those prepared for prior tax assessment periods, provided that such basis is in accordance with the applicable Tax laws as well as the published views of the Tax Authorities. The Seller shall ensure that any Tax filing to be made by the Seller and to be reviewed and approved by the Purchaser will be furnished to the Purchaser no later than 30 days prior to the due date of such Tax filing. If the due date of any Tax filing is earlier than 30 days after the Closing Date, such Tax filing shall be furnished to the Purchaser as soon as practicable.

11	Period after Closing

11.1	Information and Documents

For a period of seven years after the Closing Date, the Seller and their representatives shall have reasonable access at the Seller’s expense to the books and records of the Company with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by the Seller in connection with matters relating to the operations of the Business prior to the Closing Date. The Purchaser shall afford such access upon receipt of reasonable advance notice and during normal business hours. If the Purchaser or the Company desires to dispose of any of such books and records prior to the expiration of the aforementioned period or in the event that Purchaser intends to sell the stock of the Company, the Purchaser shall prior to such disposition give the Seller reasonable opportunity to, at the Seller’s expense, make a copy of such books and records as the Seller may elect.

11.2	Competition Restriction

During a period of three years after the Closing Date, none of the Seller or its affiliates shall (i) in any country listed on Schedule 11.2 directly or indirectly carry on, be or become engaged in or be or become commercially interested in any business which is in competition with the current business activities of the Company, (ii) solicit the employment or services of individuals who have been manager or employees of the Company prior to the Closing Date unless the employment of such manager or employee has been terminated by the Company or (iii) solicit the business of any person or entity that is a customer or a supplier of the Company (if such solicitation is in competition with the Business) or cause any customer or supplier to cease doing business with the Company. Notwithstanding the foregoing, Seller and its Affiliates shall be permitted to acquire (directly or indirectly) any entity that is not primarily engaged in a business that is in competition with the current business activities of the Company but that is engaged in part in a business in competition with the current business activities of the Company so long as no more than Euro 10 million in annual sales of such entity are attributable to that competing business. In such event, Seller shall give Purchaser written notice of any such transaction, which notice shall describe in reasonable detail the overall transaction and the competitive business being purchased by Seller or its Affiliates. If Seller intends to acquire (directly or indirectly) any entity that is not primarily engaged in a business that is in competition with the current business activities of the Company but that has more than Euro 10 million in annual sales which are attributable to a competing business, Seller and Purchaser shall discuss in good faith whether Purchaser shall grant consent to such acquisition and whether such consent shall only be granted subject to any special restrictions or obligations imposed on the Seller or its Affiliates in relation to the competing business.

12	Public Announcements and Confidentiality

12.1	Announcements

No press or similar announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of Seller, Purchaser, any of their Affiliates or the Company without the prior approval of the Seller and the Purchaser. This shall not affect any announcement required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of either Party are listed but the Party with an obligation to make an announcement (or the Party whose Affiliate is under such obligation) shall consult with the other Party or its Affiliates as soon as reasonably practicable. The restrictions set forth in this Clause 12.1 shall terminate six months after the Closing Date.

12.2	Confidentiality

12.2.1	The confidentiality agreement between the Seller and the Purchaser dated 6 July 2006 shall cease to have effect from the Closing Date.

12.2.2	Each of the Seller and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of or in connection with the entering into this Agreement which relates to the existence and the provisions of this Agreement or to the negotiations relating to this Agreement, including any information about the Seller, the Purchaser or any of its Affiliates including the Company.

12.2.3	This Agreement shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of the Seller or the Purchaser or any of their Affiliates are listed;

(ii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(iii)	the disclosure is made to professional advisers or actual or potential financiers of any Party on a need to know basis and on terms that such professional advisers or actual or potential financiers undertake to comply with the confidentiality obligations set out in this Agreement in respect of such information as if they were a party to this Agreement or are subject to a confidentiality obligation by law;

(iv)	the disclosure is made to an Affiliate of any party provided that the disclosing Party shall procure that the respective Affiliate complies with the confidentiality obligations set out in this Agreement in respect of such information as if they were a party to this Agreement;

(v)	the information is or becomes publicly available (other than by breach of this Agreement or any other confidentiality agreement between the Parties);

(vi)	the other Party has given prior approval to the disclosure or use; or

(vii)	the information can be shown by a Party through written documentation to have been independently developed by such Party;

provided that prior to disclosure or use of any information pursuant to Clause 12.2.3 (i) or (ii), the Party concerned shall notify the other Party in advance of such requirement with a view, if possible, to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

13	Miscellaneous Provisions

13.1	Interest and Account Details

13.1.1	Except as explicitly provided otherwise in this Agreement, to the extent any payment claims which are due for payment (fällig) under this Agreement are not paid on the respective due date, the outstanding amounts shall bear interest of 8% (including the due date and the date of actual payment). The interest shall be paid together with the outstanding amount to which it relates.

13.1.2	All payments to be made under this Agreement shall be made,

(i)	if to the Seller, to the following bank account or to any account notified in writing by the Seller to the Purchaser not later than 10 Business Days prior to the respective payment:

Correspondent Bank:	Barclays Bank , London

SWIFT:	BARCGB22

Bank:	Barclays Bank, London

Beneficiary:	BBA Aviation plc

Account No:	64752644

Currency of Account:	Euros

IBAN:	GB74BARC20000064752644

(ii)	if to the Purchaser, to the following bank account or to any account notified in writing by the Purchaser to the Seller not later than 10 Business Days prior to the respective payment:

Account owner:

Bank:

Bank code:

SORT/ABA/SWIFT:

Account Name:

Account Number:

13.2	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement by itself. Unless explicitly set forth otherwise in this Agreement, the notarial fees and all registration and transfer taxes (including real estate transfer tax (Grunderwerbsteuer)) and duties that are payable as a result of the transactions contemplated in this Agreement shall be borne by the Purchaser.

13.3	Notices to the Parties

13.3.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in English language;

(ii)	in writing delivered by hand, registered post or by courier using an internationally recognised courier company or by fax.

13.3.2	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

Company Secretary

BBA Aviation plc

7th Floor, 20 Balderton St

London W1K 6TL United Kingdom

Facsimile: +44 20 7408 2318

with a courtesy copy to

Linklaters

FAO Andreas Kurtze

Mainzer Landstr. 16

60325 Frankfurt am Main

Germany

Facsimile: +49 69 71003 333.

13.3.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

Westinghouse Air Brake Technologies Corporation

Attention Legal Department

1001 Air Brake Avenue

Wilmerding, Pennsylvania USA 15148

Facsimile: (412) 825-1305

with a courtesy copy to

Reed Smith LLP

Attention David L. DeNinno

435 Sixth Avenue

Pittsburgh, Pennsylvania USA 15219

Facsimile: (412) 288-3063

13.3.4	A Notice shall be effective upon receipt (Zugang). Receipt shall be deemed to have occurred:

(i)	at delivery, if delivered by hand, registered post or courier;

(ii)	at transmission, if delivered by fax, provided that the person sending the facsimile shall have received a transmission receipt confirming a successful transmission thereof.

13.4	Agents

Each party is solely responsible for its obligations towards agents under contracts entered into by such party because of transactions contemplated in this Agreement.

13.5	Assignments

The Seller shall be free to assign and transfer, in whole or in part, this Agreement and any rights and obligations hereunder to any of its Affiliates without the consent of the Purchaser or the Company. Otherwise, this Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto such consent not to be unreasonably withheld. The Seller hereby consents to the assignment of the Purchaser’s expectancy right (Anwartschaftsrecht) in relation to the assignment of the Shares to a direct or indirect wholly-owned subsidiary of the Purchaser. All assignments and transfers of rights and obligations hereunder shall be notified to the other Party without undue delay.

13.6	Disputes

13.6.1	Any dispute arising from or in connection with this Agreement and its consummation shall be finally settled by three arbitrators in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the courts of law. The current version of the arbitration rules of the German Institution of Arbitration shall be stipulated in accordance with sec. 317 para. 1 BGB by the German Institution of Arbitration upon request of either of the Parties. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English, provided however, that the Parties shall be entitled to submit written evidence in the German language.

13.6.2	In the event mandatory applicable law requires any matter arising from or in connection with this Agreement and its consummation to be decided upon by a court of law, the competent courts in and for Frankfurt am Main, Germany, shall have the jurisdiction thereupon.

13.7	Form of Amendments

Any amendment or supplement to or modification or termination of this Agreement, including this provision, shall be valid only if made in writing (Schriftform), except where a stricter form (e.g. notarisation) is required under applicable law. Any waiver, permit, consent and approval under this Agreement must be made expressly and in writing (Schriftform).

13.8	Invalid Provisions

Should any provision of this Agreement be deemed or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remainder hereof. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

13.9	Entire Agreement

This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall substitute and supersede any negotiations and understandings, oral or written, heretofore made between the Parties with respect to the subject matter hereof (unless otherwise explicitly set out in this Agreement). Side agreements to this Agreement do not exist.

13.10	Governing Law

This Agreement shall be governed by and construed in accordance with German law.

13.11	Additional Information and Documents

Seller and Purchaser shall, on request, on and after the Closing Date, cooperate with one another by providing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be necessary for the Parties or their counsels to consummate or otherwise implement the transactions contemplated in this Agreement.

Schedule 1.1

Definitions

“Affiliate” shall mean any affiliated company (verbundene Unternehmen) in the meaning of sec. 15 et seq. German Stock Corporation Act (Aktiengesetz), provided that for the purposes of this Agreement, the Company shall neither be deemed to be a Seller’s Affiliate nor a Purchaser’s Affiliate.

“Agreed Pension Deductible” shall be an amount of EUR 2,783,000.

“Agreement” shall mean this agreement.

“Annual Accounts” shall have the meaning set out in Clause 7.4.1.

“BGB” shall mean the German Civil Code (Bürgerliches Gesetzbuch).

“Business” shall have the meaning set out in Recital (C).

“Business Day” shall mean a day on which banks are generally open for business in Frankfurt am Main, Germany.

“Cash” shall mean the aggregated nominal amount of the items of cash and cash equivalents of the Company reflected in the Cash Statement.

“Cash Statement” shall mean a statement substantially in the format as Schedule 6.1 Part A (but applying actual figures as of the Closing Date) showing the following items of cash and cash equivalents existing at the Company as of the Closing Date (after taking into account transactions contemplated in Clause 5.1.1 and 5.1.2 and the Permitted Transactions under Clause 5.2):

(i)	cash at hand (Kassenbestand);

(ii)	cash at national banks (Guthaben bei Staatsbanken) and cash at banks (Guthaben bei Kreditinstituten);

(iii)	cheques (Schecks); and

(iv)	bills of exchange (Wechsel).

“Claim Notice” shall have the meaning set out in Clause 9.3.1.

“Closing Date” shall be 30 November 2006, 24.00 hrs CET/1 December 2006, 0.00 hrs CET.

“Closing Statements” shall have the meaning set out in Clause 6.1.

“Company” shall have the meaning set out in Recital (A).

“Data Room” means an “electronic data room” provided by Merrill Corporation and accessible for the Purchaser from 10 August until 22 November 2006 a copy of which has been given to each of the Seller and the Purchaser on non-rewritable DVD including, for the avoidance of doubt, the answers and information provided in response to the questions raised by the Purchaser as attached as Schedule 1.1DR.

“Defendant” shall have the meaning set out in Clause 9.7.

“Dispute Period” shall have the meaning set out in Clause 6.3.2.

“Dispute Report” shall have the meaning set out in Clause 6.3.2.

“Disputed Item” shall have the meaning set out in Clause 6.3.2.

“Employees” shall have the meaning set out in Clause 7.9.1.

“Enterprise Value” shall have the meaning set out in Clause 3.1.1.

“Environmental Law” shall mean the legal provisions or other governmental regulations for the protection of the environment applicable from time to time up to the Closing Date in the form as applied by the respective competent authority.

“Environmental Permit” means any licence, approval, authorisation, permission, agreement or exemption granted under Environmental Law.

“Estimated Cash” shall have the meaning set out in Clause 3.2.

“Estimated Financial Debt” shall have the meaning set out in Clause 3.2.

“Expert” shall have the meaning set out in Clause 6.3.3.

“Financial Debt” shall mean the aggregated nominal amount of interest bearing financing debt obligations (Finanzverbindlichkeiten) of the Company reflected in the Financial Debt Statement.

“Financial Debt Statement” shall mean a statement substantially in the format as attached as Schedule 6.1 Part B (but applying actual figures as of the Closing Date) showing the following items of interest bearing financing debt obligations (Finanzverbindlichkeiten) of the Company as of the Closing Date (after taking into account transactions contemplated in Clause 5.1.1 and 5.1.2 and the Permitted Transactions under Clause 5.2):

(i)	bank loans (Verbindlichkeiten gegenüber Kreditinstituten), bonds and debenture loans; and

(ii)	promissory notes (Verbindlichkeiten aus Schuldscheinen und Eigenwechseln), commercial papers, loans from third parties other than banks, the Seller or Affiliates of the Seller.

“German GAAP” shall mean the accounting principles generally accepted in Germany.

“HGB” shall mean the German Commercial Code (Handelsgesetzbuch).

“IP-Rights” shall have the meaning set out in Clause 7.7.1.

“Losses” shall have the meaning set out in Clause 9.3.1.

“Material Adverse Effect” shall mean an effect that either individually or in the aggregate is materially adverse to the Company as a whole and that shall have a negative effect of at least EUR 8,000,000 except to the extent (y) resulting from or arising by virtue of the announcement or consummation of the transactions contemplated by this Agreement or (z) any actions taken by the Purchaser caused the effect.

“Notice” shall have the meaning set out in Clause 13.3.1.

“Parties” shall mean the Seller and the Purchaser.

“Permitted Transactions” shall have the meaning set out in Clause 5.2.

“Preliminary Purchase Price” shall have the meaning set out in Clause 3.3.1.

“Profit Transfer Agreement” shall mean the domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) between the Company and the Seller dated 23 November 1999, as amended.

“Purchase Price” shall have the meaning set out in Clause 3.1.

“Purchaser” shall have the meaning set out in the parties section (2).

“Purchaser’s Guarantees” shall mean all of Purchaser’s guarantees under Clause 4.1 and Clause 8.

“Real Estate” shall have the meaning set out in Clause 7.6.

“Reference Working Capital” shall be an amount of EUR 964,000.

“Shares” shall have the meaning set out in Recital (B).

“Seller” shall have the meaning set out in the parties section (1).

“Seller’s Knowledge” shall have the meaning set out in Clause 9.2.

“Seller’s Representative” shall have the meaning set out in Clause 10.4.1.

“Seller’s Guarantees” shall mean Seller’s guarantees set out in Clause 4.1 and Clause 7 and “Seller’s Guarantee” means any of the Seller’s Guarantees.

“Tax Audits” shall have the meaning set out in Clause 10.4.1.

“Tax Authorities” shall mean any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

“Tax or Taxes” shall mean all forms of taxation within the meaning of Sec. 3 German Fiscal Code (Abgabenordnung or AO) including for the avoidance of doubt any taxes related to a secondary liability and supplementary charges (steuerliche Nebenleistungen) according to Sec. 3 para. 4 AO.

“Tax Measures” shall have the meaning set out in Clause 10.4.1.

“Termination Date” shall mean 30 November, 2006.

“Third Party Claim” shall have the meaning set out in Clause 9.7.

“TMD Agreement” shall mean the agreement dated July 2000 between inter alia BBA Group plc, the Company and HSBC Private Equity Limited relating to the sale of BBA Group’s automotive friction materials division.

“VAT” shall mean within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any taxation levied by reference to added value or sales.

“Working Capital” shall mean the aggregated amount of the assets and liabilities of the Company reflected in the Working Capital Statement.

“Working Capital Adjustment” shall mean the amount, if any, by which the Working Capital exceeds the Reference Working Capital by more than EUR 100,000 (such amount being expressed as a positive figure) or the amount, if any, by which the Working Capital is more than EUR 100,000 less than the Reference Working Capital (such amount being expressed as a negative figure).

“Working Capital Statement” shall mean a statement substantially in the format as attached as Schedule 6.1 Part C (but applying actual figures as of the Closing Date) showing the following assets and liabilities of the Company as of the Closing Date (after taking into account any transactions contemplated in Clause 5.1.1 and 5.1.2 and the Permitted Transactions under Clause 5.2):

(i)	the aggregate of (a) all accounts receivable from trading (Forderungen aus Lieferungen und Leistungen) and (b) other assets (sonstige Vermögensgegenstände) in the meaning of sec. 266 para.2 B II nos 1 and 4 of the German Commercial Code;

(ii)	plus prepaid expenses (aktive Rechnungsabgrenzungsposten) in the meaning of sec. 266 para.2 C of the German Commercial Code;

(iii)	less the aggregate of (a) trade accounts payable (Verbindlichkeiten aus Lieferungen und Leistungen) and (b) prepayments received (erhaltene Anzahlungen) in the meaning of sec. 266 para.3 C nos 4 and 3 of the German Commercial Code;

(iv)	less the aggregate of (a) other liabilities (sonstige Verbindlichkeiten) and (b) other provisions (sonstige Rückstellungen) in the meaning of sec. 266 para.3 B no 3 and sec. 266 para.3 C no 8 of the German Commercial Code;

(v)	less deferred charges (passive Rechnungsabgrenzungsposten) in the meaning of sec. 266 para.3 D of the German Commercial Code.

Schedules 7.2.1 A, 7.2.1 B, 7.6, 7.7.1, 7.9.1 and 7.9.3 are referred to pursuant to sec. 14 Beurkundungsgesetz (German Law concerning Notarization)—Verweisung gemäß § 14 BeurkG. The persons appearing waive their right to have these Schedules read to them. They have taken note of these Schedules which were presented to them and have signed by them.

The above Agreement including Exhibit A and including Schedules 1.1, 1.1 DR, 5.2.2, 6.1 (Part A), 6.1 (Part B), 6.1 (Part C), 6.2, 7.1, 7.5, 7.7.2, 7.8, 7.9.2, 7.10.3, 7.10.4, 7.11.4, 7.12, 8.1, 9.2 and 11.2 was read aloud in the presence of the acting Notary to the persons appearing, approved by them and signed by the persons appearing and by the acting Notary in their own hand as follows:

/S/ TORSTEN ROSENBOOM
Torsten Rosenboom

/S/ DR. CHRISTIAN FRANZ
Dr. Christian Franz

/S/ DR. HENRYK HAIBT
Dr. Henryk Haibt